Vocus Announces Results for Fourth Quarter and Full Year 2009
Strong Quarterly Results Highlighted by Record Net New Customer Additions and Record Revenue

LANHAM, MD: February 2, 2010 — Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for public relations management, announced today financial results for the fourth quarter and full year ended December 31, 2009.

“I’m extremely pleased with the results for the fourth quarter, especially given the continued challenges in the current economy,” said Rick Rudman, President and CEO of Vocus, Inc.  “Of particular note is the record number of new customers that we added in the quarter which we believe best underscores the large and untapped market opportunity we are pursuing.”

Financial Highlights

Fourth Quarter

•	Revenues were $22.0 million for the fourth quarter of 2009, a 7% increase over the same period last year;

•	GAAP loss from operations was $(308,000) for the fourth quarter of 2009 compared to income from operations of $663,000 for the same period last year. GAAP net loss was $(821,000), or $(0.05) per diluted share, for the fourth quarter of 2009 compared to net income of $1.4 million, or $0.08 per diluted share, for the same period last year;

•	Non-GAAP income from operations was $3.4 million for the fourth quarter of 2009 compared to $4.0 million for the same period last year. Non-GAAP net income was $2.9 million, or $0.15 per diluted share, for the fourth quarter of 2009 compared to $4.5 million, or $0.23 per diluted share, for the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures.

Full Year 2009

•	Revenues were $84.6 million for the full year 2009, a 9% increase over the same period last year;

•	GAAP income from operations was $376,000 for the full year 2009 compared to a loss from operations of $(300,000) for the same period last year. GAAP net loss was $(2.0) million, or $(0.11) per diluted share, for the full year 2009 compared to net income of $6.9 million, or $0.37 per diluted share, for the same period last year. The results for the full year 2008 include the reversal of a portion of the valuation allowance against deferred tax assets totaling $5.2 million, or $0.27 per diluted share;

•	Non-GAAP income from operations was $15.1 million for the full year 2009 compared to $13.5 million for the same period last year. Non-GAAP net income was $12.7 million, or $0.65 per diluted share, for the full year 2009 compared to $15.6 million, or $0.78 per diluted share, for the same period last year. See Other Supplemental Information for further discussion of non-GAAP measures.

Balance Sheet and Other Financial Information

•	Total cash, cash equivalents and investments as of December 31, 2009 were $104.7 million, compared to $87.2 million as of December 31, 2008;

•	Total deferred revenue as of December 31, 2009 was $47.8 million, compared to $42.9 million as of December 31, 2008;

•	Cash flow from operations for the full year 2009 was $16.1 million;

•	Free cash flow for the full year 2009 was $19.5 million. See Other Supplemental Information for further discussion of non-GAAP measures;

•	224,192 shares of common stock were repurchased in the first quarter of 2009 under the stock repurchase program at an aggregate cost of $3.5 million.

Business Highlights

•	Added a record 437 net new subscription customers during the fourth quarter of 2009 compared to 235 net new subscription customers added during the same period last year (net adds);

•	Ended the fourth quarter of 2009 with 4,438 total active subscription customers compared to 3,379 subscription customers at the end of the same period last year;

•	Signed subscription agreements with new and existing customers including British Midland Airways, Country Music Television, Coleman Company, Duesseldorf Marketing & Tourism, Firehouse Subs, Florida Fruit & Vegetable Association, Harlem Globetrotters International, Honest Abe Log Homes, Loving Arms Childcare, My Wedding Workbook, New York Institute of Technology, Providence College, Royal Caribbean Cruises, The Smallest Ad Agency In Town and Volvo Group North America;

•	Added four new partners to the PRWeb online distribution network to extend its reach to over 80 million readers;

•	Launched a next generation news release creation tool which allows users to easily create and distribute multimedia news releases;

•	Earned several corporate awards and distinctions including recognition by Deloitte as one of North America’s 500 fastest growing technology companies and inclusion in the Software 500, a ranking of the world’s largest software companies.

Guidance

Vocus is providing, for the first time, guidance for the first quarter and full year 2010 based on information as of February 2, 2010:

•	For the first quarter of 2010, revenue is expected to be in the range of approximately $21.8 million to $22.0 million. Non-GAAP EPS is expected to be in the range of $0.14 to $0.15 assuming an estimated non-GAAP weighted average 20.7 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 8%. Amortization of intangible assets and stock-based compensation is expected to be $0.19 per share. GAAP EPS is expected to be in the range of $(0.05) to $(0.04) assuming an estimated weighted average 18.4 million basic and diluted shares outstanding;

•	For the full year of 2010, revenue is expected to be in the range of $90.0 million to $92.0 million. Non-GAAP EPS is expected to be in the range of $0.56 to $0.58 assuming an estimated non-GAAP weighted average 21.3 million diluted shares outstanding and an estimated non-GAAP effective tax rate of 8%. Amortization of intangible assets and stock-based compensation is expected to be $0.77 per share. GAAP EPS is expected to be in the range of $(0.21) to $(0.19) assuming an estimated weighted average 18.6 million basic and diluted shares outstanding. Free cash flow is expected to range from $12.0 million to $13.0 million. Our non-GAAP cash tax rate for 2010 is expected to be 20%.

Conference Call Information

Vocus will discuss the financial results and business highlights of the fourth quarter and full year 2009 in a conference call at 4:30 p.m. ET, or 1:30 p.m. PT, today. Investors are invited to listen to a live audio web cast of the conference call on the Investor Relations section of the Company’s website at http://onlinepressroom.net/vocus/ir/webcast/. A replay of the webcast will be available approximately one hour after the conclusion of the call and will remain available for 30 calendar days following the conference call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until February 9, 2010 at 11:59 p.m. ET and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering conference number 2445490.

About Vocus, Inc.

Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software.  Vocus is used by over 4,400 organizations worldwide and is available in seven languages.  Vocus is based in Lanham, MD with offices in North America, Europe and Asia.  For more information, please visit www.vocus.com or call (800) 345-5572.

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions.  This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, interruptions or delays in our service or our Web hosting, our business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.

Vocus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2008	2009
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,429	$85,817
Short-term investments	21,758	17,851
Accounts receivable, net	14,739	18,245
Current portion of deferred income taxes	394	685
Other current assets	3,340	1,753

Total current assets	105,660	124,351
Long-term investments	––	1,001
Property, equipment and software, net	4,615	4,666
Intangible assets, net	5,906	3,980
Goodwill	17,090	17,090
Deferred income taxes, net of current portion	6,097	7,459
Other assets	611	693

Total assets	$139,979	$159,240

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$5,273	$6,771
Current portion of notes payable and capital lease obligations	185	197
Current portion of deferred revenue	41,775	46,789

Total current liabilities	47,233	53,757
Notes payable and capital lease obligations, net of current portion	188	48
Other liabilities	71	93
Deferred revenue, net of current portion	1,079	961

Total liabilities	48,571	54,859
Commitments and contingencies
Stockholders’ equity:
Common stock	194	199
Additional paid-in capital	129,897	149,279
Treasury stock	(10,783)	(14,914)
Accumulated other comprehensive income	564	305
Accumulated deficit	(28,464)	(30,488)

Total stockholders’ equity	91,408	104,381

Total liabilities and stockholders’ equity	$139,979	$159,240

Vocus, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2009	2008	2009
	(unaudited)	(unaudited)		(unaudited)
Revenues	$20,615	$22,047	$77,520	$84,579
Cost of revenues, including amortization of intangible assets of $71 for the year ended December 31, 2008	3,915	3,846	14,675	15,461

Gross profit	16,700	18,201	62,845	69,118
Operating expenses:
Sales and marketing	9,644	11,228	35,140	41,123
Research and development	1,119	1,230	4,998	4,675
General and administrative	4,721	5,581	20,356	21,018
Amortization of intangible assets	553	470	2,651	1,926

Total operating expenses	16,037	18,509	63,145	68,742
Income (loss) from operations	663	(308)	(300)	376
Other income (expense):
Interest and other income	524	103	2,136	485
Interest expense	(6)	(8)	(27)	(31)

Income (loss) before provision (benefit) for income taxes	1,181	(213)	1,809	830
Provision (benefit) for income taxes	(268)	608	(5,119)	2,854

Net income (loss)	$1,449	$(821)	$6,928	$(2,024)

Net income (loss) per share:
Basic	$0.08	$(0.05)	$0.38	$(0.11)
Diluted	$0.08	$(0.05)	$0.37	$(0.11)
Weighted average shares outstanding used in computing per share amounts:
Basic	18,239,463	18,138,830	17,997,123	18,077,616
Diluted	18,523,210	18,138,830	18,958,500	18,077,616

Vocus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2009	2008	2009
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income (loss)	$1,449	$(821)	$6,928	$(2,024)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,017	887	4,543	3,584
Tax benefit from stock awards	(1,951)	(599)	(1,951)	(5,048)
Other non-cash charges, net	2,779	3,305	4,333	11,529
Changes in operating assets and liabilities	(306)	420	6,371	8,038

Net cash provided by operating activities	2,988	3,192	20,224	16,079
Cash flows from investing activities:
Net change in investments	1,391	(293)	(10,771)	2,851
Purchases of property, equipment and software, net	(64)	(302)	(1,742)	(1,445)
Software development costs	(51)	(14)	(74)	(156)

Net cash provided by (used in) investing activities	1,276	(609)	(12,587)	1,250
Cash flows from financing activities:
Purchases of common stock	(7,500)	––	(7,500)	(4,131)
Proceeds from the exercise of stock options	180	554	7,226	2,403
Tax benefit from stock awards	1,951	599	1,951	5,048
Payments on notes payable and capital lease obligations	(42)	(16)	(360)	(218)

Net cash provided by (used in) financing activities	(5,411)	1,137	1,317	3,102
Effect of exchange rate changes on cash and cash equivalents	(45)	13	(66)	(43)

Net increase (decrease) in cash and cash equivalents	(1,192)	3,733	8,888	20,388
Cash and cash equivalents, beginning of period	66,621	82,084	56,541	65,429

Cash and cash equivalents, end of period	$65,429	$85,817	$65,429	$85,817

Other Supplemental Information

We define non-GAAP income from operations as income from operations excluding amortization of acquired intangible assets and stock-based compensation. We define non-GAAP net income as net income excluding amortization of acquired intangible assets, stock-based compensation and the income tax benefit related to the reversal of a portion of the valuation allowance against deferred tax assets in 2008. Amortization of intangible assets recorded in connection with our acquisitions consist of non-compete agreements, trade names, purchased technology and customer relationships that are not expected to be replaced when fully amortized, as a depreciable tangible asset might.  Companies record stock-based compensation by applying varying valuation methodologies and subjective assumptions to different types of equity awards. The income tax benefit related to the reversal of a portion of the valuation allowance in 2008 is a non-cash benefit that we do not consider part of ongoing operations. Management uses non-GAAP income from operations and non-GAAP net income to evaluate operating performance, to determine incentive compensation and to prepare operating budgets and determine the appropriate levels of capital investments. Management believes the exclusion of amortization of acquired intangible assets, stock-based compensation and the income tax benefit related to the reversal of the valuation allowance in 2008 allows management and investors to make meaningful comparisons between our operating results and those of other companies, as well as providing a consistent comparison of our relative historical financial performance. However, management believes that non-GAAP income from operations and non-GAAP net income are subject to material limitations since they may not be indicative of ongoing operating results.

We define free cash flow as cash flow from operations less net capital expenditures and capitalized software development costs plus tax benefits from stock awards. Management considers free cash flow to be a liquidity measure which provides useful information to management and investors regarding our ability to generate cash from operations that is available for acquisitions and other investments. Management also uses free cash flow as a measure to evaluate performance and determine incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.

Management compensates for the limitations in the use of non-GAAP financial measures by also utilizing GAAP financial measures and by providing investors with a detailed reconciliation between our GAAP and non-GAAP financial results. Investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in our SEC filings.

Vocus, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2009	2008	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP income (loss) from operations to non-GAAP income from operations:
Income (loss) from operations	$663	$(308)	$(300)	$376
Amortization of intangible assets (including $71 in cost of revenues for the year ended December 31, 2008)	553	470	2,722	1,926
Stock-based compensation	2,759	3,254	11,088	12,800

Non-GAAP income from operations	$3,975	$3,416	$13,510	$15,102

Reconciliation of GAAP net income (loss) to non-GAAP net income:
Net income (loss)	$1,449	$(821)	$6,928	$(2,024)
Amortization of intangible assets (including $71 in cost of revenues for the year ended December 31, 2008)	553	470	2,722	1,926
Stock-based compensation	2,759	3,254	11,088	12,800
Effect of reversal of valuation allowance	(247)	––	(5,171)	––

Non-GAAP net income	$4,514	$2,903	$15,567	$12,702

Non-GAAP net income per share:
Non-GAAP diluted	$0.23	$0.15	$0.78	$0.65
Weighted average shares outstanding used in computing per share amounts:
Non-GAAP diluted	19,652,427	19,833,526	19,935,666	19,668,533
Reconciliation of GAAP diluted weighted average shares outstanding to non-GAAP diluted weighted average shares outstanding:
Diluted weighted average shares outstanding	18,523,210	18,138,830	18,958,500	18,077,616
Treasury stock effect of outstanding equity securities	––	553,276	––	452,435
Treasury stock effect of unrecognized stock-based compensation on outstanding equity securities	1,129,217	1,141,420	977,166	1,138,482

Non-GAAP diluted weighted average shares outstanding	19,652,427	19,833,526	19,935,666	19,668,533

Supplemental information of stock-based compensation included in:
Cost of revenues	$376	$312	$1,262	$1,453
Sales and marketing	1,018	879	3,212	3,753
Research and development	230	262	769	989
General and administrative	1,135	1,801	5,845	6,605

Total stock-based compensation	$2,759	$3,254	$11,088	$12,800

Reconciliation of cash flow from operations to free cash flow:
Net cash provided by operating activities	$2,988	$3,192	$20,224	$16,079
Purchases of property, equipment and software, net	(64)	(302)	(1,742)	(1,445)
Software development costs	(51)	(14)	(74)	(156)
Tax benefit from stock awards	1,951	599	1,951	5,048

Free cash flow	$4,824	$3,475	$20,359	$19,526